SCHEDULE 14A
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                          Mentor Graphics Corporation
                (Name of Registrant as Specified In Its Charter)

                               Icahn Partners LP
                         Icahn Partners Master Fund LP
                        Icahn Partners Master Fund II LP
                       Icahn Partners Master Fund III LP
                         High River Limited Partnership
                             Hopper Investments LLC
                                 Barberry Corp.
                                Icahn Onshore LP
                               Icahn Offshore LP
                               Icahn Capital L.P.
                                   IPH GP LLC
                        Icahn Enterprises Holdings L.P.
                          Icahn Enterprises G.P. Inc.
                                 Beckton Corp.
                                 Carl C. Icahn
                                  Brett Icahn
                                David Schechter
                                  Gary Meyers
                               Jose Maria Alapont
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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


                             FOR IMMEDIATE RELEASE

          ICAHN ISSUES OPEN LETTER TO SHAREHOLDERS OF MENTOR GRAPHICS

New York, New York, April 21, 2011
Contact: Susan Gordon (212) 702-4309

Carl C. Icahn today issued the following open letter to shareholders of Mentor Graphics Corporation:



                                 CARL C. ICAHN
                          767 Fifth Avenue, 47th Floor
                            New York, New York 10153

     April  21,  2011

Dear  Fellow  Shareholders:

It is time for a change on the Board of Directors of Mentor Graphics. For the first time, shareholders of Mentor Graphics are being presented with an opportunity to elect directors not nominated by the entrenched Board. Eight years have passed without a single director joining or leaving. All three of the directors we seek to replace have been on the Board since 1994, just after Walden Rhines became CEO. One of the directors we seek to replace is actually the lead independent director, despite spending over 17 years on the Board with the CEO and the President. Mentor's stock is now at approximately the same level as it was in 1994 while CEO Walden Rhines received $65 million in compensation.(i) This Board has failed to hold management accountable to shareholders in our opinion. Shareholders can send a strong signal to this entrenched Board by electing our three nominees.

Our plan is not limited to a sale of the Company. We have a clear plan to improve earnings per share through improved oversight in two key areas where over the past 17 years this Board has allowed for a bloated expense structure and massive share dilution:

      (1) SG&A GROWTH IN EXCESS OF TOTAL REVENUE GROWTH; AND (2) DILUTION.

Since 1994, Mentor's annualized revenue growth was 5.3% while its annualized SG&A growth was 5.7%. This has led SG&A as a percentage of Total Revenues to increase to 46%. This is quite unfortunate for shareholders, as with 5.3% annualized revenue growth it seems absurd to us that Mentor could not better leverage its SG&A expenses.

                                                           FY  1994     FY  2011
                                                           --------     --------
Total Revenues                                               $390MM     $915MM

Marketing and Selling                                        $129MM     $321MM
General and Administration                                    $40MM     $100MM
Total SG&A Expenses                                          $169MM     $421MM

ANNUALIZED REVENUE GROWTH                                                5.3%
ANNUALIZED SG&A GROWTH                                                   5.7%
SG&A % OF TOTAL REVENUES                                        43%       46%

Even today, Mentor's SG&A as a percentage of Revenues is significantly higher than its closest peers. We believe that Cadence's ratio of SG&A as a percentage of Revenues would be lower if it was not still undergoing the effects of a transition from a term based model to a ratable model that temporarily lowers revenues. Even Magma Design Automation, a competitor of Mentor Graphics with just $135M of Revenues, has roughly the same ratio of SG&A as a percentage of Revenues.

LTM(ii)                       MENTOR     SYNOPSYS     CADENCE
-------                       ------     --------     -------
Total Revenues                $915MM     $1,415MM     $936MM
SG&A                          $421MM       $458MM     $392MM
SG&A AS A % OF REVENUES        46.0%        32.4%      41.9%

This simple analysis is a clear warning sign. Mentor has grown SG&A at a rate in excess of its 5.3% revenue growth and its SG&A relative to its revenues are significantly higher than its peers. Often it is difficult for public companies across our country to control growth in SG&A for a variety of reasons. The fact that the CEO has been with the Company for 18 years may make it even more difficult. While we believe a board should not micro-manage, in certain instances where there are clear warning signs, a board needs to take action. At Icahn controlled companies or those where we have a strong minority position on the board, if presented with similar facts, we would move to form a committee of the board to assess the situation in further detail, possibly engaging a leading consulting firm to advise the board and also work cooperatively with management in order to determine how to improve efficiency in the Company's SG&A spend. We have set up an organization to develop methodologies and controls to leverage best practices and make them available to portfolio companies and use the collective scale of these companies to negotiate improvements in rates on a variety of products and services from third parties. This cost control has been an important factor in the success of the companies where we have been involved over the years. We believe the collective impact of this effort will result in a reduction in SG&A expenses without affecting the revenue growth of the Company. One of our nominees, David Schechter, as an employee of Carl Icahn since 2004, has served on the board of directors of several of the companies controlled by Carl Icahn and is well versed and has been involved in employing methods that we have used successfully to "cost control" without affecting revenue growth.

Mentor's Board has persistently diluted its shareholders while its closest peers have not. The table below highlights the magnitude of this dilution over the past eight years. During this timeframe not a single director was added or left the Board of Mentor Graphics.

BASIC SHARES OUTSTANDING      MENTOR     SYNOPSYS     CADENCE
------------------------      ------     --------     -------
Shares - 1/1/04               68.3MM      156.6MM     268.4MM
Shares - 3/31/11             112.3MM      150.9MM     268.6MM
% INCREASE                     64.4%        -3.6%        0.1%

This SG&A growth in excess of revenue growth and dilution are indicative of the Company's performance since 1994. Over that timeframe the Company generated negative $336MM of cumulative cash flow from operations less capital expenditures and cash acquisitions.

Selling the Company is not our only plan. Our nominees have two plans that are not mutually exclusive. Plan A is to explore a sale of the Company to a strategic buyer. Plan B is to hold management accountable to lower the ratio of SG&A as a percentage of Total Revenues (to be more in line with its peers) and to use its cash flow to buy back its stock. Our Plan B could have a meaningful benefit to earnings per share growth.

If the Company had identified just $20MM of SG&A reductions that would not impact the top line and implemented them prior to its FY 2012, then its EPS guidance would have been 15% higher(iii) than the $1.00 per share non-GAAP guidance it provided. Keep in mind that even with this reduction, Mentor's SG&A as a percentage of Total Revenues would still be higher than both its leading peers.

If the Company uses its cash flow going forward to buy back stock, it will reduce the share count and thereby further improve EPS. Assuming net income is equal to cash flow, if Mentor used all its net income(iv) in the next fiscal year to repurchase stock, at a price of $14.01 the Company could repurchase 8MM shares, which represents 7% of its outstanding shares.

Our nominees are highly qualified to serve on Mentor's Board and to advocate for Plan B.

 JOSE  MARIA  ALAPONT - WHY HIS BACKGROUND IS RELEVANT TO MENTOR AND OUR PLAN B?

Mentor dedicated three pages of its Investor Presentation to its Transportation Solutions segment that is growing and represents 15% of its product bookings in recent quarters. Jose Maria is CEO of Federal-Mogul Corporation, which generates over $6 billion in revenues and shares many of the same customers that Mentor targets in its Transportation Solutions segment. Jose Maria has strong relationships in this industry that are unmatched by the directors we seek to replace and can clearly offer advice to management. Jose Maria has been a visionary in terms of his efforts to improve the cost structure at Federal-Mogul. As CEO he manages over 42,700 employees, a large multinational customer base, numerous plants all over the world, and advanced technologies throughout its products set. Jose Maria has aggressively managed his cost structure while continuing to invest heavily in R&D to successfully lead his company through an extraordinarily difficult period for the automotive industry. Jose Maria has a clear track record of success as Federal-Mogul's stock price has risen 10x from its low in 2009.(v)

GARY  MEYERS  -  WHY  HIS  BACKGROUND  IS  RELEVANT  TO  MENTOR  AND OUR PLAN B?

Gary is uniquely qualified to evaluate Mentor's product portfolio and assess the Company's strategy. This knowledge will be instrumental in assessing how to better manage SG&A. He recently left Synopsys in April 2010 where he served as a senior executive after serving as CEO of Synplicity, a publicly traded peer to Mentor Graphics, which was sold to Synopsys in 2008. Previously, Gary was a chip designer and served in senior sales and marketing roles in the semiconductor industry. Gary has a clear track record of success as Synplicity was sold for $223 million to Synopsys, a 50% premium relative to the last closing price prior to the announcement of the deal.(vi) Gary's industry expertise may assist the Board in assessing whether there are any inefficient "pet projects" that should be eliminated or scaled back.

DAVID  SCHECHTER  -  WHY  HIS  BACKGROUND  IS RELEVANT TO MENTOR AND OUR PLAN B?

David has a background as an investor in publicly traded companies that the existing Board appears to lack and currently serves as a Portfolio Manager of the Sargon Portfolio for Icahn Capital (Mentor's largest shareholder with 14.3%). This activist investment portfolio holds Mentor Graphics and therefore David is highly incentivized to both limit the issuance of dilutive securities and offer views on shareholder friendly activities that unlock value. Within this portfolio, David serves as a board member of The Hain Celestial Group where he has worked cooperatively with the board and management and has led a large investment in another software company, Lawson Software, that has announced a strategic review process. David has a clear track record of success as the portfolio he co-manages generated an 80% return on its initial capital of $300 million since inception on 4/1/10 through 3/31/11.(vii) In addition to this strong investment record, David has extensive experience implementing cost controls at companies controlled by Carl Icahn. At several of these companies, David has served as director and has engaged leading consulting firms which collaborated with Icahn Sourcing, Carl Icahn's organization for managing cost efficiency opportunities, identifying and eliminating unnecessary expenses to improve efficiencies across major cost centers.

All three of our nominees are highly qualified with transparent career success from a scale, performance, and relevancy perspective. It is not clear to us if any of the three directors we seek to replace could say the same about their performance in their last job.(viii) Don't we as shareholders deserve new directors with strong backgrounds who can give a fresh perspective considering the actions the Board has taken and the fact that these three directors we seek to replace have served for an average of 22 years? Two of our three nominees are or have recently been CEOs of publicly traded companies with industry experience directly relevant to Mentor Graphics. We strongly encourage all shareholders to look at the collective background and performance of our nominees and compare them to the three directors we seek to replace.

Look at the record on corporate governance in terms of a sale of the Company and the treatment of shareholders. The CEO of Cadence wrote a letter in June 2008 to Walden Rhines saying "over the last two months, we have sought to engage you and your Board of Directors in discussions regarding our proposal to combine Cadence Design Systems, Inc. and Mentor Graphics Corporation. We are disappointed that, despite our best efforts, you have thus far been unwilling to meaningfully participate in such discussion" and "you informed us that, even without any substantive discussion with us or negotiation of our proposal, Mentor Graphics concluded that it did not wish to pursue discussions with us given Mentor Graphics' desire to stay independent". Shortly after becoming aware of our investment in Mentor, the Board implemented a "poison pill" to limit our ownership to 15%. The day after learning of another shareholder's investment in the Company (Casablanca Capital), Mentor announced an annual meeting date several months in advance of the prior year's meeting, thereby leaving shareholders just ten days to nominate directors (a strategy we believe was used to impede the nomination of directors by shareholders). The Board made this decision on January 17th but didn't bother disclosing it to shareholders until February 4th! After rejecting our offer to buy the Company for $17.00 per share and to serve as a stalking horse (with no break up fees) so that the Company could seek superior offers, this Board publicly named its "logical strategic buyers" and detailed publicly in a presentation filed with the SEC why there may be regulatory issues. These series of events lead us to question this Board's intent.

Look at the facts that we have presented on the Board's oversight of SG&A and on dilution. The record is clear as we highlighted earlier. Just one day after rejecting our offer of $17.00 as undervalued, this Board, despite no urgency and clear alternatives that required no dilution, announced and priced a dilutive convertible debt security. It took this Board seven days to publicly acknowledge that in the event of an acquisition of the Company for cash, the conversion price drops to a price far below the headline conversion price of $20.54.

Now is your chance for a change. Don't let yourself be susceptible to fear mongering. Our nominees, if elected would collectively represent a minority of the Board with just three of eight seats. Therefore, change can occur only with the support of several existing directors. We are confident in our plans outlined to enhance value and the ability of our nominees to improve governance. Mentor Graphics has tremendous assets developed through its world class research and development organization, and we are confident in our investment and the future for Mentor Graphics shareholders if our nominees are elected to the Board.

Mentor Graphics needs new ideas, new blood, and a new way of thinking. Over two decades of entrenchment, this Board has lost the drive to perform. They have not been held accountable. As a result, they allowed the expenses of the Company to grow year after year without the proper systems of control in place necessary to maintain efficiency. They have allowed for outsized share dilution year after year while the shareholders suffered. We believe our nominees can bring change. We are confident that if you vote for our nominees, shareholders will no longer feel compelled to go on television and call this Company a "country club." We strongly encourage you to vote the GOLD proxy card.

                                   Sincerely  yours,


                                   CARL  C.  ICAHN

If you have any questions or require any assistance in executing your proxy, please call:

                             D.F. King & Co., Inc.
                   Shareholders call tollfree: (800) 7143313
                 Banks and Brokerage Firms call: (212) 2695550


IMPORTANT  DISCLOSURES

These materials are based solely on information contained in the public domain. We have relied upon and assumed, have not attempted to independently investigate or verify, and do not assume any responsibility for, the accuracy, completeness or reasonableness of such information. No representation or warranty, express or implied, is made as to the accuracy or completeness of any information included or otherwise used herein, and nothing contained herein is, or shall be relied upon as, a representation or warranty, whether as to the past, the present or the future. These materials are necessarily based upon information available to us, and financial, stock market and other existing conditions and circumstances that are known to us, as of the date of these materials. We do not have any obligation to update or otherwise revise these materials.

The information contained in these materials does not purport to be an appraisal of any of the assets or liabilities of Mentor Graphics or any of its business units or subsidiaries, or any other companies mentioned herein, and does not express any opinion as to the price at which the securities of any such entities may trade at any time. The information and opinions provided in these materials take no account of any investor's individual circumstances and should not be taken as specific advice on the merits of any investment decision. Moreover, nothing contained herein should be construed as providing any legal, tax or accounting advice, and you are encouraged to consult with your legal, tax, accounting and investment advisors. You should consider these materials as only one of many factors to be considered in making any investment or other decisions. We do not accept any liability whatsoever for any direct or consequential loss howsoever arising, directly or indirectly, from any use of these materials.

ON APRIL 1, 2011, CARL C. ICAHN AND AFFILIATES ("ICAHN") FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") IN CONNECTION WITH THE UPCOMING 2011 ANNUAL MEETING OF SHAREHOLDERS OF MENTOR GRAPHICS. SHAREHOLDERS ARE ADVISED TO READ ICAHN'S DEFINITIVE PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS FILED BY ICAHN WITH THE SEC, BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT IS, AND ANY OTHER RELEVANT DOCUMENTS AND OTHER MATERIAL FILED BY ICAHN WITH THE SEC CONCERNING MENTOR GRAPHICS WILL BE, WHEN FILED, AVAILABLE FREE OF CHARGE AT HTTP://WWW.SEC.GOV AND WWW.READMATERIAL.COM/MENTOR. IN ADDITION, COPIES OF THE PROXY MATERIALS MAY BE REQUESTED FROM ICAHN'S PROXY SOLICITOR, D.F. KING & CO., INC., BY TELEPHONE AT
(800) 714-3313.

___________________________
(i) Walden Rhines received $20MM in base and bonus/non-equity incentive plan compensation, along with 4.3MM options and shares worth $45MM applying SFAS 123R methodology post 1/1/06 and the midpoint of potential realizable value at assumed annual rates of stock price appreciation for option term of 5% to 10% prior to 1/1/06 and the closing share price on 12/31/93 for Mentor was $13.75 versus $14.01 on 4/18/11.

(ii) Last twelve month results as identified in the respective Company 10K and 10Q.

(iii) $20MM expense reduction tax effected at a 17% non GAAP tax rate divided by the 112.3MM shares outstanding on the record date of 3/11/11 equates to an EPS improvement of $0.15 per share.

(iv) $112.3MM which equates to Company guidance of non-GAAP EPS of $1.00 per share x 112.3MM shares outstanding on the record date of 3/11/11.

(v)  Past  performance  is  no  indication  of  future  results.

(vi) Past  performance  is  no  indication  of  future  results.

(vii)  Past  performance  is  no  indication  of  future  results.

(viii) Other than "industry consultant" or "private investor" or "board director."